Exhibit (H)(10)

SCHEDULE A

as revised November 21, 2017

to the

THIRD AMENDED AND RESTATED EXPENSE LIMITATION AGREEMENT

DATED SEPTEMBER 8, 2017

between

ADVISORSHARES TRUST

and

ADVISORSHARES INVESTMENTS, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

Fund	Maximum Annual Operating Expense Limit

Dorsey Wright ADR ETF	0.98%
Peritus High Yield ETF	1.35%
Ranger Equity Bear ETF	1.85%
Madrona Domestic ETF	1.25%
Madrona International ETF	1.25%
Madrona Global Bond ETF	0.95%
Meidell Tactical Advantage ETF	1.35%
Wilshire Buyback ETF	0.90%
STAR Global Buy-Write ETF	1.85%
Newfleet Multi-Sector Income ETF	0.75%
Sage Core Reserves ETF	0.35%
Treesdale Rising Rates ETF	1.25%
Pacific Asset Enhanced Floating Rate ETF	1.10%
Cornerstone Small Cap ETF	0.90%
KIM Korea Equity ETF	0.99%
Focused Equity ETF	0.65% - 0.85%*
New Tech and Media ETF	0.85%
Vice ETF	0.75%

*	The Maximum Annual Operating Expense Limit is equal to the annual rate of the Adviser’s contractual advisory fee, which can range from 0.65% to 0.85%.

Revised operating expense limits appear in bold